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H.B. Fuller Company and Consolidated Subsidiaries                     Exhibit 11
                                                                      ----------
Computation of Net Earnings Per Common Share
Years Ended November 28, 1998, November 29, 1997, and November 30, 1996
(Dollars in thousands, except share amounts)


                                                                            1998               1997                1996
                                                                         -----------        -----------        -----------
Basic
-----
Earnings:
  Earnings before accounting change                                      $    15,990        $    40,308        $    45,430
  Dividends on preferred stock                                                   (15)               (15)               (15)
                                                                         -----------        -----------        -----------
  Earnings before acctg. chg. applicable to common stock                      15,975             40,293             45,415
  Cumulative effect of accounting change                                           -             (3,368)                 -
                                                                         -----------        -----------        -----------
  Earnings applicable to common stock                                    $    15,975            $36,925        $    45,415
                                                                         ===========        ===========        ===========

Shares:
    Weighted average shares outstanding                                   13,721,451         13,842,500         13,909,500
                                                                         ===========        ===========        ===========

  Basic earnings per common share:
      Earnings before accounting change per share                        $      1.16        $      2.91        $      3.26
      Cumulative effect of accounting change per share                             -              (0.24)                 -
                                                                         ===========        ===========        ===========
      Net earnings per common share                                      $      1.16        $      2.67        $      3.26
                                                                         ===========        ===========        ===========


Diluted
-------
Earnings:
  Earnings are exactly the same as presented above under basic.

Shares:
  Weighted average number of common shares outstanding                    13,721,451         13,842,500         13,909,500
  Common share equivalents of stock options outstanding
   (determined by the treasury stock method using
   average quarterly prices)                                                 122,368            145,841             98,961
                                                                         -----------        -----------        -----------
    Weighted average shares outstanding and common
     stock equivalent shares                                              13,843,819         13,988,341         14,008,461
                                                                         ===========        ===========        ===========

  Diluted earnings per common share:
      Earnings before accounting change per share                        $      1.15        $      2.88        $      3.24
      Cumulative effect of accounting change per share                             -              (0.24)                 -
                                                                         ===========        ===========        ===========
      Net earnings per common share                                      $      1.15        $      2.64        $      3.24
                                                                         ===========        ===========        ===========